9	CODE OF ETHICS

9.1	INTRODUCTION

AXA IM, Inc. and all of its Employees owe a fiduciary duty to AXA IM, Inc.’s clients. As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of AXA IM, Inc.’s clients.

Accordingly and in order to comply the requirement set forth in Rule 204A-1 of the Advisers Act, AXA IM, Inc. has adopted this Code of Ethics (the “Code”) which:

•	Seeks to place the interests of AXA IM, Inc.’s clients before the interests of any Employee;

•	Imposes standards of business conduct for all Employees;

•	Requires Employees to comply with the Federal Securities Laws;

•	Regulates Employee personal securities transactions;

•	Requires reporting and review of personal securities transactions; and

•	Requires Employees to report violations of the Code and determines consequences for the failure to comply.

Disciplinary action, up to and including discharge, may be taken against Employees who violate this policy. Violation of the laws prohibiting insider trading and tipping could both damage AXA IM’s reputation and subject AXA IM to significant civil liability and fines. Additionally, employees violating the laws could face individual criminal penalties.

This Code uses various defined terms. Some of those terms are defined in the body of the Code. In addition, other terms are defined in the Definitions section found at the end of the Code.

9.1.1	Employees to Whom This Code Applies

This entire Code applies to all Employees of AXA IM, Inc. except for certain of the reporting or preclearance portions of this Code, which apply only to Access Persons, as described below. Employees are reminded that they have access to this Code at all time through their own log-ins for the applicable compliance tools and or through the hard copies maintained in the office.

9.1.2	Business Conduct Standards

Employees are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

9.1.3	Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for AXA IM, Inc., which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Employee shall (i) misuse material, non-public information whether obtained in the course of business activities for AXA IM, Inc. or otherwise; (ii) employ any device, scheme or artifice to defraud clients of AXA IM, Inc.; (iii) make any untrue statement of a material fact to clients or

AXA Investment Managers Inc. – Compliance Manual

potential clients of AXA IM, Inc.; (iv) engage in any act, practice, or course of business which operates to defraud or deceive clients or potential clients of AXA IM, Inc.; (v) engage in any manipulative practice with respect to clients or potential clients of AXA IM, Inc.; or (vi) misappropriate any assets or investment opportunities of a client.

9.1.4	Unlawful Actions

It is unlawful or any Employee, in connection with the purchase or sale, directly or indirectly, by the person of a Covered Security to be held or to be acquired by a AXA IM, Inc. Client Account:

•	To employ any device, scheme or artifice to defraud a Client Account;

•

To make any untrue statement of a material fact to a Client Account or omit to state a material fact necessary in order to make the statements made to a Client Account, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client Account; or

•	To engage in any manipulative practice with respect to a Client Account.

All Employees and other third parties in which these policies and procedures are applicable are hereby put on notice that violations of applicable laws, regulations and internal rules (in particular where such violations are committed on a knowing, intentional or grossly negligent basis) will be subject to sanctions, including termination of employment.

9.1.5	Place the Interests of Client Accounts First

AXA IM, Inc. has a fiduciary duty to place at all times the interests of AXA IM, Inc.’s clients first. As fiduciaries you must scrupulously avoid serving your own personal interests ahead of the interests of AXA IM, Inc.’s clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client.

9.1.6	General Requirements for Employee’s Securities Transactions

AXA IM employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations, and must be carried out in a manner consistent with AXA IM’s policies and procedures. In addition, personal securities transactions must avoid even the appearance of a conflict of interest. The procedures and guidelines below establish the oversight, reporting obligations and additional rules of conduct which must be adhered to by AXA IM’s employees as determined by the management of AXA IM, including but not limited to those employees that may have potential access to current portfolio trading information.

Pre-clearance and reporting of personal securities transactions/holdings and other rules under this policy do not relieve employees from responsibility for compliance with the proscriptions against insider trading and tipping set forth in Section 10.

AXA Investment Managers Inc. – Compliance Manual

All requirements of this policy pertain to each employee’s transactions and transactions of Access Person Accounts, which includes the employee, his/her spouse, minor child, other household members, accounts subject to an employee’s discretion and control, or other accounts in which an employee may have a beneficial interest and/or the ability to influence transactions or control (Section 9.2).

9.1.7	Confidentiality

Employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by AXA IM, Inc. or AXA Group or their respective customers and must not disclose such information to any persons except when disclosure is authorized by AXA IM, Inc. or mandated by law other than to (1) other Employees who have an “need to know” in connection with their duties, or (2) persons outside AXA IM, Inc. (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from AXA IM, Inc. or AXA Group or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements. Confidential information includes all non-public information that might be of use to competitors, or harmful to AXA IM, Inc. or AXA Group or their respective customers, if disclosed. It also includes our intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us. The obligation to preserve confidential information continues even after your employment with AXA IM, Inc. ends.

9.1.7.1	Confidentiality of Material Non-Public Information (MNPI)

To safeguard confidential information, Employees should observe the following procedures to ensure that the MNPI is not leaked, shared or accessible beyond the AXA-IM US persons with a “need to know”:

In most instances, the PMs “execute” / agree to confidential restrictions in order to receive / discuss such information from the origination or other private sources and Compliance reviews and approves these agreements, as applicable.

The MNPI is logged into MCO, which identifies / and flags:

•	the issuer / public entity name;

•	the PMs that have access to the MNPI;

•	the circumstances, source(s) and circumstances in which the MNPI was obtained;

•	the date when it was received and when it is anticipated to expire; and

•	for Compliance maintenance, the name /ticker of the issuer.

Compliance reviews the MCO submission and either approves or denies it. If denied, Compliance then follows up with the submitting PM(s) to obtain the missing info / address the questions resulting in the denial. If approved, the name(s) are:

•	entered on the Restricted List (“RL”) maintained within MCO, as well as the appropriate AXA IM, Inc. internal systems;

AXA Investment Managers Inc. – Compliance Manual

•	fed to operations and trade support, who then code the names into the front office, middle office and trade support systems;

•	activated so that trades in the newly listed RL names are flagged and blocked by the systems until the name is removed from the RL;

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restricted such that access to the RL is limited to the named US PMs, the US trading desk and related US operational support staff and can’t be accessed by the UK (other foreign PMs / trading desks); and

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fed into post trading system, which is limited in its use and accessibility through a licensing system such that it can’t be accessed by the UK (other foreign PMs /trading desks) to ensure there is also a post trade review.

The MNPI is maintained on the AXA IM, Inc. US network, which is inaccessible to all but a limited number of specific non-US AXA IM staff. In order to secure the MNPI from even those limited Employees referenced above, the PMs will be instructed to save all MNPI in specific, dedicated folder(s) that have been restricted such that no access may be permitted outside previously authorized users. This includes executives outside the AXA IM US network that may otherwise have access to the AXA IM US network. The access is blocked in real time for all non-US AXA IM staff. If any inquiries are made from non-US AXA IM staff concerning names in which the US maintains MNPI, no information shall be given or discussed.

AXA IM, Inc. staff shall contact US Compliance immediately to discuss if any other non-US AXA IM staff (e.g., other foreign PMs / trading desks) should be restricted. If in the rare instance non-US AXA IM staff contact the AXA IM, Inc. US PMs / traders to discuss a particular issuer or entity in any amount of material detail and that issuer or entity happens to be on the RL, then AXA IM, Inc. will be obligated to inform Compliance of that discussion and the specific desk that made such inquiries will have to be restricted. Compliance will liaison with its own compliance counterparty to ensure the restriction is effective.

For further details on the treatment of material non-public information and recommendations, please refer to the “Insider Trading Policy”.

9.1.7.2	Confidentiality Arrangements

Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to material non-public information.

Papers relating to non-public matters should be appropriately safeguarded. Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places. Finally, e-mail messages and attachments containing material non-public information should be treated with similar discretion and awareness of the recipients.

AXA Investment Managers Inc. – Compliance Manual

9.1.8	Compliance with Federal Securities Laws

Employees must obey all laws and regulations applicable to AXA IM, Inc.’s business, including but not limited to, the Federal Securities Laws. Employees are responsible for reading, knowing and adhering to AXA IM, Inc.’s compliance policies which implement the mandates of these laws. In addition, AXA IM, Inc. expects all Employees to exercise sound judgment in the performance of their duties. If in doubt about the legality or ethics of any conduct, please contact Compliance to request guidance.

9.1.9	Compliance with Foreign Corrupt Practices Act

Employees should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of normal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government’s behalf. Therefore, Employees must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where AXA IM, Inc. (or AXA Group) conducts business.

It is strictly against AXA Group’s policy for Employees to give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with AXA Group’s business relationship. Such actions are prohibited by law in many jurisdictions. It is the responsibility of all Employees to adhere to the laws and regulations applicable in the jurisdictions where they do business.

For further guidance on donations to domestic political campaigns, please refer to AXA IM, Inc.’s Policies and Procedures on “Pay-to-Play.”

9.1.10	Violation Summary

In the event that there has been a violation of the Code, the Compliance Department generally adheres to the following set of principles in terms of disciplinary actions. However, this summary is not meant to capture any and all violations or other issues that may arise from the Code and the activities pursuant thereto. AXA IM and the Compliance Department specifically reserve and may utilize any and all remedial activities that it may have at its disposal to address such violations, including but not limited to the following assessments, those available by operation of company policies and procedures, by contract (if applicable) by applicable law (both criminal and civil) and any other applicable rule or regulation.

If there has been a breach of the Code, the following principles may apply:

•	First offense, compliance warning letter is issued to the offending party(s) and retained on file;

•

Second offense of the same or similar breach, a second compliance warning letter is issued and filed, along with a written notice to the applicable manager(s) and / or the LCC, along with having to complete and recertify all applicable training; and

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Third offense of the same or similar breach, compliance warning letter is issued and filed, along with another written notice to the applicable manager(s) and / or the LCC. In addition to having to again complete and recertify all applicable training, the issue may be reported to the board of directors and human resources where there may be additional disciplinary measures taken.

AXA Investment Managers Inc. – Compliance Manual

9.1.10.1	Reporting of Violations

If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violation(s) or potential violation(s) promptly to Compliance. Failure to report any violation(s) of this Code that you are aware of in a prompt manner will be considered itself a violation of this Code and subject to remedial action at the discretion of the Board. If in doubt about the legality or ethics of any conduct, please contact Compliance to request guidance. In addition you may use the escalation process set forth in the AXA IM Global Incident Escalation Standard. If you have witnessed a violation of Federal Securities Law you may be eligible to participate in the SEC’s whistle blowing program that went into effect on or about August, 2011. Under this program, the SEC may pay a monetary reward to qualified whistleblowers for the voluntary provision of original information about a violation of federal securities law to the SEC. Please see Section 3.3 for further information regarding AXA IM, Inc.’s whistleblower policy.

9.2	PERSONAL TRADING ACTIVITY

All staff member’s personal securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility. Accordingly, you must comply with the personal trading policies and procedures set forth in the Code and you must be aware that any and all violations of the Code (both material and immaterial) and/or personal trading or transactional activities executed outside of the obligations contained within such Code may be reported to the LCC or the board of directors, of both.

9.2.1	Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of AXA IM, Inc. for any of its Employees to engage in any act, practice or course of business in connection with the purchase or sale of any securities for an Employee Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. However, any fraudulent practice in connection with the purchase or sale of securities for Employee Accounts is prohibited by the Federal Securities Laws and AXA IM, Inc.

Employee Account is defined at the end of this Code. However, generally, it includes but is not limited to 1) each Employee’s personal account; and 2) any account of any member of an Employee’s family residing with him/her; or 3) any other account including a trust or partnership, over which the Employee or his or her family member exercises investment discretion.

9.2.2	Common Example of Fraudulent Personal Trading

General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for Client Accounts, which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws. Examples of front-running or scalping include:

1)	An Employee Account uses knowledge of a future purchase of a security for a Client Account and acquires direct or indirect ownership in the security before the Client Account buys the security.

2)	An Employee Account uses knowledge of a future sale of a security by a Client Account and sells (short or long) the security before the Client Account sells the security.

AXA Investment Managers Inc. – Compliance Manual

While not considered front-running, using knowledge of upcoming AXA IM transactional activity to delay an intended personal securities transaction in the same issuer is also against the Personal Securities Trading Policy. Please note that the AXA IM Inc. Compliance Department reviews any correlation between firm and Employee trading activity in order to identify scenarios in which an Employee has traded the same issuer and/or assets in both the same or opposite direction of the firm. The Compliance Department reserves the right to make an independent inquiry to determine the facts of these scenarios.

9.2.3	General Prohibition Against Trading Client Accounts to Benefit Employees

The practice of trading a Client Account for the purpose of benefiting an Employee’s Account is prohibited by the Federal Securities Laws. All Employees must understand that personal trading requests, in addition to other compliance, operational or risk controls, are also confirmed with the support of the operational team to ensure that there are no open, pending or other client order that could result in a prohibited activity or other prohibition. If such circumstances arise, then the Compliance Department reserves the right to not only deny the requested transaction, but also may make independent inquiry to determine the facts of the underlying request.

9.2.4	AXA Group Blackout Period

The AXA Group Compliance and Ethics Guide (the “Guide”) includes a Policy Statement on Trading in AXA Group Securities (the “Insider Trading Policy”) which requires certain persons who have regular access to material non-public information about AXA not to trade (i.e. buy or sell including sales upon exercise of options) in AXA securities (i.e. ordinary shares, ADS, debt securities or derivatives) during the 30-day period before its annual or half year earnings releases and during the 15-day period before its quarterly financial information releases.

AXA IM has taken the decision to apply the AXA Group Blackout periods to all AXA IM employees globally. Consequently, transactions involving AXA securities are prohibited during the “sensitive period” which are communicated to all AXA IM employees once defined.

9.2.5	Ban on Short-Term Trading

Employee Accounts are not allowed to profit from the purchase and sale, or sale and purchase, of the same security or to have a roundtrip purchase and sale of the same security within 60 calendar days without the prior consent of Compliance. For example, Compliance may acquiesce to such short-term trade if the sale is at a loss to the Employee Account. Any profits realized on such short-term trades may be required to be disgorged.

9.2.6	Additional Prohibited Transactions – Personal Trading

In addition to the prohibitions detailed above, Access Person Accounts are also prohibited from executing the following transactions:

•	A transaction would constitute Insider Trading

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•	A security/issuer that is on the Restricted List or Watch List, as applicable

•	Initial Public Offerings

•	Short selling

9.2.7	Pre-clearance of Personal Securities Transactions

Access Persons must pre-clear all trades and or other private transactions in their Access Person Account including, without limitation, transactions in Initial Public Offerings, Limited Offerings, or private placements in the manner described below unless the trade falls under one of the exemptions described below or is otherwise specifically exempted by the Compliance from these requirements. However, these clearance requirements do not apply (i) to receipt of gifts or bequests of securities (i.e. those which are entirely not controlled by the owner of the Access Person Account) or (ii) to any of the applicable transactions listed within MCO. If any such pre-clearance request is granted, the permission is valid for 72 hours beginning when the approval was first granted. If any such approved trade requests are not executed within such 72 hour window, then all Access Person must resubmit the request for another preapproval before taking any further actions.

Except as otherwise set forth herein, before an Access Person or his or her family member executes a trade for an Access Person Account in a security, the Access Person must obtain consent from Compliance either in writing or through Compliance’s online portal. The designated compliance officer for preclearance may only grant such consent if the proposed trade does not violate the blackout period, described above in Section 9.2.4, above, and if the trade does not involve an issuer on the Restricted List. Before granting such consent the designated compliance officer for preclearance must also consider whether there is any other conflict of interest that should prevent the Access Person from transacting in the security.

9.2.8	Pre-notification of Certain Securities Transactions

Before an Access Person or his or her family member executes a trade for an Access Person Account in one of the applicable securities listed within MCO, the Access Person must notify compliance of such transaction in writing, but does not need to obtain preclearance. Pre-notification is not required for the applicable transactions listed within MCO. However, if such pre-notified transaction are not executed within the aforementioned 72 hour period, then all Access Persons must resubmit the applicable pre-notification.

In general, pre-notification is required when you trade the following securities:

•	AXA IM managed mutual funds

•	European style options

•	OTC and organized market derivatives on stock indices and foreign currencies, including futures, options, warrants, contracts for difference and spread bets

•	ETFs and iShares

AXA Investment Managers Inc. – Compliance Manual

9.2.9	Reporting of Personal Securities Transactions by Access Persons

Persons are under a duty to complete and provide the reports described below unless specifically exempted by the Compliance Department.

9.2.10	Initial and Annual Holdings Reports

All Access Persons are required to report or provide access to brokerage accounts and holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership Interest.

For Access Persons with account(s) to which Compliance has been given access to review through Compliance’s online portal, such Access Persons must submit an electronic acknowledgement, within 10 days of becoming an Access Person and on annual basis in each year thereafter, confirming that each account to which Compliance has review access is the correct Access Person Account and that there are no accounts to which Compliance does not have review access. Access granted through mycomplianceoffice.com shall provide no less information than is required by the Initial and Annual Holdings Reports, as set forth below.

For Access Persons with accounts not described in paragraph (a) above, Initial Holdings reports must be submitted by such Access Person prior to 10 days of either starting employment or becoming an Access Person, with information current as of a date no more than 45 days prior to the date that person became an Access Person, and annually thereafter. Annual Holdings Reports must be submitted to Compliance on or before February 14 of each year and the information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

•	the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

•	number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership Interest;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

With respect to an account(s) in which the Access Person holds only Non-Reportable Securities, the Access Person need only provide: (i) the name of the broker-dealer or bank with whom the account is held; (ii) the account number; and (iii) the name on the account.

In lieu of providing information regarding required Covered Securities holdings and account information on the Initial and Annual Holdings Report, an Access Person may submit a duplicate account statement containing all the information required in the Report provided that the Access Person checks the appropriate box on the Initial and Annual Holdings Reports indicating that the Access Person has submitted the account statements and signs and submits such Reports and account statements in a timely manner. The Initial Holdings Report form and the Annual Holdings Report form are both contained in MCO. If you have a question about whether you have a Beneficial Ownership Interest in a security, please contact Compliance.

AXA Investment Managers Inc. – Compliance Manual

9.2.11	Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person with an account not exempted from the list contained in MCO must complete and submit a Quarterly Transaction Report to Compliance (provided that he does not otherwise have access to the relevant Access Person Accounts through compliance’s online portal) that contains, at a minimum, the following information (if applicable) regarding each transaction in a Covered Security in which the Access Person has a Beneficial Ownership Interest:

•	the date of the transaction;

•	the title, and as applicable the exchange ticker symbol or CUSIP number;

•	interest rate and maturity date;

•	number of shares, and principal amount of each Covered Security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the Access Person submits the report.

The Quarterly Transaction Report form is contained in MCO. If you have questions about whether you have a Beneficial Ownership Interest in a security, please contact Compliance.

9.2.12	Exceptions from Reporting Requirements

An Access Person is not required to submit a transaction report with respect to transactions effected pursuant to an automatic investment plan.

9.2.13	Managed Discretionary Accounts

A Managed Discretionary Account (”MDA”) is a personal brokerage account that is owned or controlled by an Access Person who authorizes a financial advisor, professional money manager, or portfolio manager to select assets and execute transactions within their account. Due to the setup of these accounts, Access Persons may have the ability to exert influence over the securities selection in these accounts. If an Access Person directly or indirectly influences transactions in their MDA, this account is considered to be an Access Person Account.

At the establishment of a MDA, and on an annual basis thereafter, Compliance must receive a Discretionary Account Letter and an Agreement from the third party manager / advisor, who manages account(s) on behalf of the Employee, or household member. At a minimum, the Discretionary Letter must state that the Access Person did not exercise direct or indirect influence or control over that trust or account. If necessary, Compliance may request additional information from the third-party manager, including but not limited to obtaining information about a trustee or third-party manager’s relationship to the Access Person.

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9.2.14	Mandatory Closing Out of Employee Positions

AXA IM, Inc. reserves the right to require an Employee to liquidate or otherwise close-out a position in an Employee’s personal account at the Employee’s expense if it is determined that any of their investments violate any of the provisions of this Code. Even though a particular transaction may not be explicitly prohibited by this Code, AXA IM, Inc. reserves the right to restrict trading in any financial instrument and/or require an Employee to liquidate any position held in any Employee Account (whether at a profit or loss) and disgorge any profit earned.

9.2.15	Monitoring and Compliance Review

Compliance shall review the account statements and the reports required to be made pursuant to the reporting section of this Code and the preclearance documents completed by Access Persons pursuant to Section 9.2.7 above. Following such review, Compliance may report findings to the Local Control Committee and/or the Board.

Compliance shall maintain a list of Access Persons as defined in Rule 204A-1 under the Act. Such list shall be updated as appropriate.

AXA IM, Inc. is required by law to keep a record of all violations of the Code including the failure by an Employee to submit a transaction or holding reports in the manner required by the Code. In addition, Employees should be aware that AXA IM, Inc. may also have a contractual and/or legal duty to report any such violations (both material or immaterial) to third parties, including, but not limited to clients. Any such reporting shall be done on an anonymous basis. Employees should also be aware that the SEC has access to such records during an examination or upon request.

AXA Investment Managers Inc. – Compliance Manual

10	INSIDER TRADING

10.1	PURPOSE

AXA IM, Inc. is required to establish, maintain and enforce policies and procedures to prevent the misuse of material, nonpublic information (“inside information”). These requirements are included in the Insider Trading and Securities Fraud Enforcement Act of 1988. AXA IM, Inc. and its parent companies have established policies and procedures reasonably designed to prevent the misuse of inside information considering AXA IM, Inc.’s business, structure, size and other relevant factors.

10.2	SCOPE

10.2.1	Who Is an Insider?

The concept of “insider” is broad. AXA IM, Inc. may be deemed an insider when it comes into possession of inside information through its various business activities. AXA IM, Inc. will remain an insider as long as it has inside information. Employees can also be insiders if they have inside information. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of AXA IM, Inc.’s affairs and as a result is given access to information solely for AXA IM, Inc.’s purposes. A temporary insider can include, among others, AXA IM, Inc.’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, AXA IM, Inc. may become a temporary insider of a company it advises or for which it performs other services. The company must expect AXA IM, Inc. to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before AXA IM, Inc. will be considered an insider. Insider can be also a person subject to The Stop Trading on Congressional Knowledge Act (STOCK Act) that prohibits members and employees of Congress from using non-public information derived from their official position for personal benefits.

10.2.2	What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his investment decisions, or information that is reasonably certain to have a substantial effect on the price of the securities. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to the company’s business. For example, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security has been considered material by U.S. courts. In one case, a Wall Street Journal (the “WSJ”) reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

AXA Investment Managers Inc. – Compliance Manual

10.2.3	What Is Non-public Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The WSJ or other publications of general circulation would be considered public.

10.2.4	Prohibitions Relating to Insider Trading

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider, while in possession of material, nonpublic information.

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Trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated.

•	Communicating material, nonpublic information to others.

10.2.5	General Policy

AXA IM, Inc. strictly prohibits Employees from effecting securities transactions while in possession of inside information. If Employees receive inside information, they should immediately report the matter to Compliance for further review.

Employees who have inside information are prohibited from trading on that information, whether for the account of AXA IM, Inc. or any client, or their own account, any accounts in which they have a direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

Employees are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

These procedures apply to all Employees.

10.2.6	Guidelines

10.2.6.1	Learning of Inside Information

It is not illegal to learn inside information. It is, however, illegal for Employees to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

AXA Investment Managers Inc. – Compliance Manual

10.2.6.2	The Restricted List—Steps to Follow If You Think You Have Inside Information

If, after consideration of the above, you believe that you have learned inside information that is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should contact Compliance immediately through the compliance portal at https://www.mycomplianceoffice.com/customer/portal:

In most instances, the PMs “execute” / agree to confidential restrictions in order to receive / discuss such information from the origination or other private sources and Compliance reviews and approves these agreements, as applicable.

The MNPI is logged into MCO, which identifies:

•	the issuer / public entity name;

•	the PMS that have access to the MNPI;

•	the circumstances, source(s) and circumstances in which the MNPI was obtained;

•	the date when it was rec’d and when it is anticipated to expire; and

•	for Compliance maintenance, the name / ticker of the issuer.

Compliance reviews the MCO submission and either approves or denies it. If denied, Compliance then follows up with the submitting PM(s) to obtain the missing info / address the questions resulting in the denial. If approved, the name(s) are:

•	entered on the Restricted List (“RL”) maintained within MCO, as well as the appropriate AXA IM, Inc. internal systems;

•	fed to operations and trade support, who then code the names into the front office, middle office and trade support systems;

•	activated so that trades in the newly listed RL names are flagged and blocked by the systems until the name is removed from the RL;

•

restricted such that access to the RL is limited to the named US PMs, the US trading desk and related US operational support staff and can’t be accessed by the UK (other foreign PMs / trading desks); and

•

fed into post trading system, which is limited in its use and accessibility through a licensing system such that it can’t be accessed by the UK (other foreign PMs / trading desks) to ensure there is also a post trade review.

The MNPI is maintained on the AXA IM, Inc. US network, which is inaccessible to all but a limited number of specific non-US AXA IM staff. In order to secure the MNPI from even those limited Employees referenced above, the PMs will be instructed to save all MNPI in specific, dedicated folder(s) that have been restricted such that no access may be permitted outside previously authorized users. This includes executives outside the AXA IM US network that may otherwise have access to the AXA IM US network. The access is blocked in real time for all non-US AXA IM staff. If any inquiries are made from non-US AXA IM staff concerning names in which the US maintains, no information shall be given or discussed.

AXA IM, Inc. staff shall contact US Compliance immediately to discuss if any other non-US AXA IM staff (e.g., other foreign PMs / trading desks) should be restricted. If in the rare instance non-US AXA IM staff contact the AXA IM, Inc. US PMs / traders to discuss a particular issuer or entity in any amount of material detail and that issuer or entity happens to be on the RL, then AXA IM, Inc. will be obligated to inform Compliance of that discussion and the specific desk that made such inquiries will have to be restricted. Compliance will liaison with its own compliance counterparty to ensure the restriction is effective. Finally, you must not trade the security or disclose the information you have learned without consulting Compliance.

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10.2.6.3	Departmental Access to MNPI and/or Confidential Information and Discussions between Asset Management Departments

From time to time, select managers from different asset management departments may elect to share information, research, credit issues or other information concerning third party Issuers of both public and private securities. In addition, such managers may also want to access MNPI and/or private and confidential information on a specific Issuer, which would then require either the Issuer name to be included on the RL or the Watch List as per the procedures herein, as the case may be, or if the Issuer has not accessed the public markets, then the manager (and by association, AXA IM, Inc.) may be bound by other confidentiality and/or non-disclosure obligations. In either case, these procedures are intended to outline the manner in which such sharing and/or accessing shall be completed and monitored in order to ensure that AXA IM, Inc. or either of the respective asset management departments are not tainted, conflicted or in violation of applicable rules and regulations, as well as any agreed contractual obligations. All such discussions and or accessions are permissible if any and all information shared is either of a public nature if the subject Issuer has otherwise accessed the public securities markets or is not otherwise restricted by these policies or procedures or some other contractual or confidential obligations.

In the course of such information sharing and discussions, one of the asset management departments may have the opportunity or the business need to access either MNPI (if the Issuer has accessed the public markets) or private and confidential information (if the Issuer has not accessed the public markets, but has access to private or unregistered markets) of specific Issuers. In such a case, these procedures are designed to ensure that such departments are aware of the steps and actions that are required to be taken and when any sharing of information is permissible.

Therefore, these procedures are designed to: (a) learn about which Issuers’ any such department(s) may desire to access MNPI and/or private and confidential information; (b) ensure there is consistent agreement between any effected departments that such MNPI and/or private and confidential information can or should be accessed; (c) upon such agreement, integrate such Issuers into the Restricted List procedures and compliance oversight policies contained herein, and (d) address the manner in which such information may be shared across departments.

When a manager in a specific department decides that they would like to access MNPI and/or private and confidential information on a specific Issuer, then that manager shall liaise with their own department head (or their designee) and ensure that such a request is supported on an intra-department basis. If so, then the manager and the department head shall discuss the interest with all other department heads (or their designee) that may be impacted by such a decision to ensure that not only any such accession will be in the best interests of both AXA IM, Inc. and its clients, but also that it does not place unnecessary or unreasonable burdens on AXA IM, Inc., or any of its asset management departments.

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Following the meeting between the requesting department personnel and the personnel of any other impacted department(s), where the intent is to reach a firm-wide consensus on whether to access such MNPI and/or private and confidential information, the requesting department manager shall immediately notify the Compliance Department of the results of the meeting and the decision made. Please note that no access or sharing shall be permitted until the Compliance Department is properly notified as provided herein.

If the meeting resulted in agreeing to permit access to any MNPI for a public Issuer, then the procedures to notice and update the Compliance Department and the Restricted List in Section 2.6.2 shall be followed. If the meeting resulted in agreeing to permit access to any private and confidential information for a private Issuer, then the procedures to notice and update the Compliance Department as set forth below shall be followed.

The private and confidential information for a private Issuer is logged into MCO, which identifies:

•	the private issuer entity name;

•	the managers that have access to the private and confidential information;

•	the circumstances, source(s) and circumstances in which the private and confidential information for a private Issuer was obtained; and

•	the date when it was rec’d and, if known, when it is anticipated to expire

Periodically, Compliance will look to audit these procedures to ensure that those Issuers where MNPI was agreed to be accessed are being properly maintained on the Restricted List and within the relevant operational systems Compliance shall document any and all exceptions and actions taken that shall be maintained in the Compliance Department files in accordance with the applicable books and records retention rules and obligations.

10.2.6.4	Investigations of Trading Activities

From time to time, the Exchanges, FINRA, and SEC may request information from AXA IM concerning trading in specific securities. Requests for information should be immediately referred directly to the CCO and/or the Head of AXA IM, Inc. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. AXA IM, Inc. may submit these affidavits to the Exchanges, FINRA, or SEC.

10.2.6.5	Discussions with Bond Issuers

From time to time, AXA IM, Inc. takes significant positions in the U.S. high yield and the U.S. corporate investment grade debt markets. In its oversight of such positions, AXA IM, Inc. may contact issuers directly to suggest transactions (e.g., refinancing, special situations, etc.). A record of each such conversation that involved (or may have involved) the disclosure of material, non-public information or otherwise sensitive or confidential information must be submitted to Compliance through compliance’s online MCO portal.

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In general, it is AXA IM, Inc. policy that any Employees who believe that they may have learned inside information that is material or nonpublic in the course of conversations with issuers or other parties must notify Compliance immediately of such information.

10.2.6.6	Expert Networks

AXA IM, Inc. does not currently use expert networks. To the extent an Employee desires to engage an expert network, such Employee must obtain preclearance from the Compliance Department.

10.2.7	Procedures to Detect and Prevent Insider Trading

The role of Compliance is critical to the implementation and maintenance of AXA IM, Inc.’s procedures against insider trading. Supervisory procedures can be divided into two classifications, prevention of insider trading and detection of insider trading.

10.2.7.1	Detection of Insider Trading

To detect insider trading, the Compliance Department will periodically:

•	Review the personal trading activity of Employees, and

•	Review trading activity of AXA IM, Inc.’s own account.

10.2.7.2	Prevention of Insider Trading

To prevent insider trading, the Compliance Department will:

•	Provide, on a periodic basis, training programs to familiarize Employees with AXA IM, Inc.’s insider trading procedures.

•	Answer questions regarding AXA IM, Inc.’s insider trading procedures.

•	Resolve issues of whether information received by an Employee is material and nonpublic.

•	Update as necessary AXA IM, Inc.’s Insider Trading Policy.

•

When it has been determined that an Employee has material, nonpublic information, then AXA IM, Inc. shall prevent dissemination of such information and, if necessary, restrict Employees from trading the securities.

•	Maintain a Restricted List

•	Require prior written approval before an Employee may serve on a board of directors or other governing board of a publicly traded company.

•	Maintain a record in the Compliance portal of all incidents brought to the attention of Compliance when inside information was received by an Employee of AXA IM, Inc.

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10.2.8	Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:

•	Civil injunctions.

•	Treble damages.

•	Disgorgement of profits.

•	Jail sentences.

Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited. Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this policy statement can be expected to result in serious sanctions by AXA IM, Inc., including dismissal of the person(s) involved, as well as possible reference to the SEC or other appropriate law enforcement agency.

10.2.9	Conclusion

AXA IM, Inc. has a vital interest in its reputation, the reputation of its Employees, and the integrity of the securities markets. Insider trading destroys that reputation and integrity. AXA IM, Inc. is committed to preventing insider trading and to punishing any Employee who engages in this practice or fails to comply with the above steps designed to prevent trading on or disclosing of inside information. These procedures are a vital part of AXA IM, Inc. compliance efforts and adherence is mandatory.

10.3	RESTRICTED LIST

10.3.1	Maintenance of Material Non-Public or Insider Information / The Restricted List

Compliance will maintain the Restricted List (“RL”), and, if appropriate, the trade support and / or the investment guidelines for proper adherence and monitoring. The RL policy contains clear guidelines as to when securities should be added to or deleted therefrom, the date of such actions, the reasons for such actions, the persons aware of the action, and other data to be determined by Compliance. Issuers shall be added to the Restricted List in accordance with the terms of the Code. As necessary, Compliance will share with operations names of issuers for the RL for purposes of blocking such issuers from entry to the order management system or trade tickets in use at the time, as well as maintain the RL within the systems that monitor and pre-approve personal securities trading activities.

At times, AXA IM, Inc. through its business activities may have access to material nonpublic information about public issuers or to persons that have material nonpublic information about public issuers. For example, clients of AXA IM, Inc. may be executive officers of publicly traded companies who have nonpublic information about such companies. Whenever an Employee of AXA IM, Inc. sees a situation that could reasonably cause AXA IM, Inc. to become aware of material nonpublic information about an issuer, the Employee must

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bring the situation to the attention of Compliance. The Compliance department will determine if the issuer should be added to the RL based on an evaluation of all the circumstances. The Compliance department will maintain the RL, and, as appropriate, trade support and the investment guidelines team, for monitoring.

10.3.2	Watch List Procedures

Select senior managers have a dual role in which they may have responsibilities with respect to certain business lines and portfolio management services both in Paris and in Greenwich. In their role for Paris, such managers may come into contact with non-public information or systems that may contain non-public information about US and non-US issuers of publicly and/or privately traded financial instruments (each, an “Issuer”; and together, “Issuers”). While it is the intent to initially limit the impacted Greenwich teams to transact only in the financial instruments of publicly-traded Issuers, in light of the dual role of such managers, they may obtain non-public information about Issuers, which is why these procedures are necessary. This procedure applies only for Greenwich and the business of its desks, which are subject to US laws and rules. Paris maintains a separate procedure.

These procedures are designed to: (a) learn which Issuers’ non-public information such managers may receive; (b) monitor and/or prevent the personal trading in those Issuers; (c) monitor and/or prevent, as may be required by these procedures or in the judgment of the Compliance Department as described below, trading by any portfolio manager in Greenwich in those Issuers; and (d) otherwise limit access to such non-public information. With respect to item (c) in the previous sentence, these procedures relate only to Issuers’ financial instruments that trade in the US, because currently the Greenwich portfolio managers, excluding select managers, only trade financial instruments issued in the US. Unless such staff are brought “over the wall”, the Issuer is added to the RL or they may receive private information via an external source (e.g., reverse inquiries from unrelated market participants and/or issuers), the portfolio management teams in Greenwich, which include high yield and investment grade teams, as well as structured finance teams, should not generally have access to non-public information in their roles.

All personnel are reminded that AXA IM, Inc. has adopted various other policies and procedures concerning the use, dissemination, trading on, and monitoring of non-public information, including but not limited to the personal trading policy, the insider trading policy, the Restricted List policy, and the Information Barrier Procedures developed by the Paris and Greenwich Compliance departments. All personnel are strongly cautioned to abide by all relevant policies and procedures, particularly with respect to the receipt, use, disclosure (tipping) and trading on non-public information.

When a manager receives non-public information concerning an Issuer, he must immediately notify Compliance and immediately submit the required information to the compliance department via the MCO portal. In updating the Watch List entry into MCO using the Bloomberg issuer name convention, the manager must include all required details about the nature of the non-public information he has received to determine whether, among other things, to also place any parent entity, affiliates or subsidiaries of the Issuer on the Watch List. All managers in which this procedure may be applicable will be given a special refresher course on how to identify non-public information, and told to re-read the applicable procedures on this point. The entire AXA IM, Inc. staff are periodically retrained on these procedures and the other aforementioned policies and procedures.

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Upon notification and following the above filing into MCO, Compliance will notify appropriate personnel in the Operations Departments to add all names included on the Watch List, which will be monitored via a hard-coded rule into the constraint server system, the front office trading system and other trading tools, as applicable, so that the alerts described herein are implemented. It is anticipated that the investment guidelines specialist and /or operational systems support in the Operations Department will be designated to add names into such system(s) as may be required. Accordingly, any such person will be deemed “over the wall” and will be given additional training on handling the non-public information. The COO serves as a back-up of the investment guidelines specialist.

If any of the referenced constraint server system, the front office trading system and other trading tools, as applicable, produce a warning that a trade being requested in any of the issuer names listed on the Watch List, Compliance shall then obtain at least the following information: (a) the financial instrument sought to be traded; (b) the basis for the decision to trade such financial instrument; (c) whether the manager had any conversations with the manager that reported the Issuer on MCO or anyone else from their team about that Issuer or financial instrument; and (d) whether the portfolio manager had access to any non-public information about that Issuer, regardless of the source. After Compliance has obtained this and any other information, the reporting manager will be contacted to determine whether they have (or could inadvertently) have provided non-public information about the Issuer to the manager or anyone else on the portfolio manager’s team or otherwise or if the reporting manager suspects that the manager has somehow accessed the non-public information. If Compliance is satisfied that the manager’s proposed trade is not being made on the basis of non-public information or should not be cancelled for other reasons, then Compliance will instruct the Operations Department to allow the release of the proposed trade to the trading desk. Whether the trade is released or halted, Compliance shall memorialize the steps taken and the decision made and maintain such materials in the AXA IM, Inc. books and records in accordance with the applicable books and records retention rules and obligations.

The Watch List entries shall be maintained by the Compliance Department and shall be reviewed on a periodic basis, as appropriate. In addition, Compliance and the managers that have reported Watch List items via MCO shall communicate to discuss whether any Issuers need to be added to, or deleted from, the Watch List and the procedures to add or delete entries shall be followed. Compliance shall obtain from Paris its restricted list and watch list or other such lists that contain such information to determine whether any Issuers on those lists should have been added to the Watch List.

The IT Department shall take steps to ensure that no one in Greenwich, other than the applicable managers, has access to systems on which the MNPI may be found or stored. The reporting managers shall personally take any additional steps necessary to ensure that no one can access their files, computer(s) or systems, in accordance with AXA IM, Inc.’s security policies relevant to such items and that the non-public information is only stored in the designated places.

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10.3.3	Pre-clearance on Trading Restricted Securities

An Employee may not a trade for a client account or an Employee Account (as that term is defined in the Code) any securities on the RL without obtaining preclearance from Compliance.

10.3.4	Monitoring of Trading of Restricted Securities

Compliance will periodically monitor trading to identify transactions in securities of issuers on the RL and/or the Watch List and take action as necessary, which may include inquiry regarding the solicited or unsolicited nature of transactions, canceling transactions, or taking other appropriate action.

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11	GIFTS & ENTERTAINMENT POLICY

11.1	PURPOSE

AXA IM, Inc. has adopted this policy concerning gifts and entertainment to avoid impropriety or a conflict of interest or the appearance of impropriety or a conflict of interest. A conflict of interest occurs when the personal interests of AXA IM, Inc. Employees interferes or could potentially interfere with their responsibilities to AXA IM, Inc. and/or its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment, special accommodations or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to AXA IM, Inc. and/or its Employees. These general principles apply in addition to the more specific guidelines set forth below.

Employees should take into consideration that even the appearance of impropriety or a conflict of interest may rise to the level of illegality. Accordingly, Employees are encouraged to seek guidance from Compliance with respect to gifts and entertainment.

11.2	POLICIES AND PROCEDURES

11.2.1	Gifts Valued at More Than $50

No Employee may receive or give anything of value of more than $50 USD (other than entertainment, which is subject to a separate limit) per individual per year to/from any person employed by an institution with which AXA IM, Inc. does business, or would like to do business. If there are any gifts that have been received that exceed this limit, then they either must immediately be returned to the donor or remitted to the Compliance Department for proper assessment, documentation and possible disposal in accordance with AXA IM policy. Perishable goods received that have been reasonably valued in excess of $50 can be shared amongst the staff. For the sake of clarity, a non-perishable gift, valued in excess of $50, cannot be shared amongst teams in order to bring down the value per recipient.

From time to time, there may be occasions where such gifts or offers for entertainment may exceed the stated threshold, but in consultation with the Compliance or Legal Departments, may be permitted if the value is still considered reasonable. All such instances shall be approved in writing by the Compliance Department.

11.2.2	Approval for Gifts Valued at Less Than $50

Any Employee who receives anything of value (other than entertainment, which is subject to a separate limit) of less than $50 per individual per year from any person employed by an institution with which AXA IM, Inc. does business (e.g., a vendor or counterparty), or would like to do business, must complete a gifts and entertainment form online within MCO as soon as possible. If an Employee wishes to give a gift valued at less than $50 to any person employed by an institution with which AXA IM, Inc. does business, the Employee must first receive written approval from their line manager prior to submitting the Gifts and

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Entertainment form in MCO. As an exception to this policy, nominal gifts bearing a business logo (e.g. pencils, stationery, mugs) will not be subject to the Gift and Entertainment disclosure policy and MCO reporting requirements. For the purpose of gift tracking, Employees may not pay for any gift out of their own pocket, unless it is a personal gift (where such gift is not reimbursed). Compliance shall periodically monitor such gift giving for any pattern that may indicate a conflict of interest.

11.2.3	Valuation of Gifts

Employees should use reasonable judgment in estimating the value of any gifts given or received.

11.2.4	General Definition of Gifts and Entertainment without Accompaniment

Gifts shall include any item, service, favor, entertainment, special accommodation, holiday, trip, airfare, hotel stay, conference or seminar, or other thing of material value without the accompaniment of an officer or employee of the vendor or counterparty providing the gift.

11.2.5	Entertainment with Accompaniment

No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, counterparty, vendor or any person or entity that does or seeks to do business with or on behalf of AXA IM, Inc. Because persons may disagree regarding whether entertainment is extravagant or excessive is subjective, AXA IM, Inc. has determined that no Employee may provide or accept entertainment greater than (in the aggregate) $600 per year to or from any person employed by an institution with which AXA IM, Inc. does business (e.g., a vendor or counterparty), or would like to do business. However, Employees may provide or accept a business entertainment event, such as a sporting event, seminar or theatre performance above such aggregate limit, but (i) it must still be of a reasonable value, and (ii) the Employee must complete a gifts and entertainment form online within MCO prior to the event (rather than subsequent to the event) so that Compliance may pre-approve such request. In addition, Employees must first receive written approval from their line manager prior to accepting the entertainment and submitting the Gifts and Entertainment form in MCO. Employees may only accept entertainment from a single counterparty two (2) times in a calendar year. At no point may any Employee’s family or friends accompany the Employee to any entertainment received or given via their position as an AXA IM employee. Compliance shall monitor such gift giving for any pattern that may indicate a conflict of interest.

11.2.6	Gifts & Entertainment specific to Registered Investment Company (“RIC”) Clients

Section 17(e)(1) of the Investment Company Act of 1940 generally prohibits advisory personnel of a RIC from accepting compensation, other than regular salary or wages from the fund. The SEC states that the receipt of gifts or entertainment by such personnel should be addressed by the compliance policies and procedures of the advisers that service RICs. Therefore, under AXA IM, Inc. policies, there is a blanket prohibition of providing or accepting such remunerations from any personal associated with any RIC advised by AXA IM, Inc.

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11.2.7	Meals/Hospitality

Business lunches, dinners and receptions may be provided or accepted provided they are reasonable as to cost, location and frequency. Employees may provide or accept meals, if the person or entity providing the entertainment is present, by completing an gifts and entertainment form online within MCO as soon as possible. For the avoidance of doubt, any such reasonable business lunches, dinners and receptions, which are still reportable as per the policies and procedures contained herein, are not counted towards the limits described in this section. All accepted business meals must be notified to the Employee’s line manager. At no point may any Employee’s family or friends accompany the Employee to any business meals received or given via their position as an AXA IM employee.

11.2.8	Company Visits, Conferences and Seminars

Staff may attend company visits, conferences, seminars and other events arranged by issuers or counterparties, but a good faith effort must be made by AXA IM to reimburse all costs of travel and accommodation. Where this is determined not to be practicable and attendance is considered to be in the best interests of AXA IM’s customers, the circumstances should be recorded and the attendance to the event must be approved by the individual’s line manager following the process described in local policies.

In the case of purely professional events, or when AXA IM arranges visits to its offices to provide professional training to external parties like clients, it can be accepted that AXA IM pays for travel and accommodation under limited circumstances (e.g. clients of distribution offices when it is not practical to organize the events in their countries): these instances are subject to pre-approval from the Line Manager following the process described in local policies. However, it must be ensured that travel and accommodation paid are in line with AXA IM’s own travel policies, are limited to the length of the professional event and do not cover family or friends of the guest. Records must be kept to demonstrate that the full length of the trip corresponded to a professional event.

Specific details of AXA IM Inc.’s travel and hospitality standards can be found on within the AXA IM Inc. Travel Policy.

11.2.9	Cash

No Employees may give or accept cash gifts or cash equivalents to or from any person or entity that has an existing or potential business relationship with AXA IM, Inc.

11.2.10	No Quid Pro Quos

Regardless of the value of the gift or entertainment, Employees should never condition a decision to do business, or the terms under which they will do business, on their receipt of gift or entertainment. Similarly, Employees should never provide a gift or entertainment subject to the condition that an Employee of a client will, because of such gift or entertainment, decide to do business with AXA IM, Inc., continue to do business with AXA IM, Inc., or do business with AXA IM, Inc. on terms different than would have been the case in the absence of such gift or entertainment.

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11.2.11	Solicited Gifts

No Employee may use his or her position with AXA IM, Inc. to obtain anything of value from a client, vendor, counterparty or any other person or entity with whom the Employee refers business, or any other entity with which AXA IM, Inc. does business.

11.2.12	Union Officials

Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive pre-approval from Compliance for gifts and entertainment provided to such persons.

11.2.13	US State and Municipality Public Pension Plans

Many US states and municipalities have adopted laws and regulations that affect how investment managers may solicit investment advisory business, including investment in sponsored public and private funds, from the state agencies and municipalities that administer employee benefit plans and other state investment vehicles.

Many state statutes and regulations are far more restrictive than the SEC Pay-to-Play rule (which applies to any gifts or other contributions of value made for the purpose of influencing any election for federal, state or local office). For example:

Types of gifts covered:

•

Trustees, investment officers and employees in a position of investment discretion over a state retirement system are often prohibited from soliciting or accepting anything of value, including reimbursement of expenses, meals, entertainment and the like, and state statutes may contain detailed descriptions of what may or may not be included.

•	In many states, violation of gift statutes is a crime for both the recipient and the donor.

•

Many states have de minimis (i.e., less than $50; in some cases, less than $10) exceptions to gift prohibitions; some states have no de minimis exception. For example, In New York City, the Comptroller has implemented a policy prohibiting employees of the Comptroller’s Office from accepting any gifts (including, but not limited to, meals and entertainment, loans, travel, hospitality or any other thing) whatsoever from any person or firm doing business or seeking to do business with the City.

Purpose of contribution:

•	State laws typically prohibit contributions made for any purpose (not only for the purpose of influencing an election).

Before an any AXA IM Employee gives/receives any gifts and/or entertainment to/from an individual working for a government entity, Compliance must be informed in order for a suitable assessment to be performed. Please see Section 16 for further information on the Pay-to-Play Policy and AXA IM requirements when interacting with government officials.

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11.2.14	Anti-Bribery

In accordance with AXA IM Group’s Anti-Bribery and Corruption Standard, the commission or acceptance of bribery by any Employee, or any associated person acting on behalf therefor, is prohibited. Bribery may be defined as an act to corruptly pay, offer or promise anything of value (or to authorize such actions) to any person, directly or indirectly, for the purpose of influencing that person’s decision to obtain or retain business or any other improper advantage or opportunity which provides for or creates a competitive advantage.

11.2.15	Facilitation Payments

The use or making of facilitation payments by any Employee or any party acting on behalf of AXA IM, Inc. or any Employee is prohibited. A facilitation payment is a payment made to a government or administrative office to obtain or retain business or avoid potentially costly delays in transactions or business operations. They are made to obtain routine services, permissions or approvals from persons in their official capacity who provide said services as part of their customary duties and responsibilities. Facilitation payments are often illegal in countries in which they are typically paid, making such payment a possible violation of local law. Examples include:

•	Processing government paperwork including customs, immigration clearance, licensing and registration;

•	Providing routine government services such as police protection;

•	Issuing of business approvals, licenses, permits, etc.; and

•	Installation of public utilities such a telephone, power, etc.

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12	RECORD KEEPING

12.1	DOCUMENT RETENTION POLICY

12.1.1	Introduction

Rule 204-2 under the Advisers Act requires registered investment advisers to make and keep specified books and records on a “true, accurate and current” basis. The rule also mandates the location and length of time for which an adviser must maintain the required books and records. The books and records required under Rule 204-2 include both those that should be maintained by any business and those that are unique to the investment management business. In addition, books and records identified in Rule 204-2 must be maintained whether they are created in hard copy or soft copy. These books and records can be described as falling into the following broad categories:

•

Formation records, including, as applicable, an adviser’s organizational documents such as its articles of incorporation, charters, bylaws, partnership agreements and amendments, certificates of formation or incorporation, limited liability company agreements, and board minutes.

•	Financial records, including general and auxiliary ledgers, journals, trial balances, check books, and bank statements.

•	Registration records, including disclosure documents such as Form ADV.

•	Compliance records, including codes of ethics, access person reports, and compliance policies and procedures.

•	Other records, including copies of marketing materials, written recommendations, and documents regarding calculation of performance data.

Compliance has overall responsibility for ensuring that all required books and records are identified and properly maintained, although compliance may assign responsibility for maintaining certain books and records to designated individuals within AXA IM, Inc.’s various business operations. Any question as to whether a particular document must be maintained by AXA IM, Inc. should be directed to Compliance.

12.1.2	Length of Retention and Location

The retention period for investment adviser records varies depending on the record. In many instances, AXA IM, Inc.’s required books and records generally must be maintained for a period of five years from the end of the fiscal year in which the last entry was made on the record. They must be maintained for the first two years at an appropriate office of AXA IM, Inc. For the remaining period, they may be maintained in an easily accessible place, which can include an off-site location of a third-party storage provider. Advertisements and records required to support the use of performance in advertisements, however, must be maintained for a period of five years from the end of the fiscal year in which the advertisement was last used. In addition, an AXA IM, Inc.’s formation records must be permanently maintained in the principal office of the AXA IM, Inc. and preserved until at least three years after termination of the business. Records may be maintained in hard copy or, subject to certain conditions, in an electronic format.

AXA Investment Managers Inc. – Compliance Manual

12.1.3	All Records Subject to SEC Examination – Including E-mails

Notwithstanding the extensive list of books and records described in Rule 204-2, the Advisers Act provides the SEC with authority to examine all books and records held by AXA IM, Inc. Specifically, Section 204 states that “all records” of an investment adviser are “subject at any time or from time to time, to reasonable periodic, special, or other examination by representatives of the Commission as the Commission deems necessary or appropriate in the public interest or for the protection of investors.”

Thus, during an SEC compliance inspection, AXA IM, Inc. may be asked and expected to produce any records that its maintains. In addition, the SEC staff may request that AXA IM, Inc. produce all e-mails and instant messages that are retained on our systems.

12.2	E-MAIL USE, MONITORING, AND RETENTION POLICIES

12.2.1	Introduction

AXA IM, Inc. has adopted these procedures concerning the collection, storage, and review of electronic mail messages and permissible electronic instant messaging services (collectively, “e-mails”). The Advisers Act requires investment advisers to maintain certain specified records as described in the above AXA IM, Inc.’s Document Retention Policy. If an e-mail contains information that is a required record under the Advisers Act, then the e-mail must be maintained in a manner that is consistent with the Advisers Act. These policies and procedures are adopted to assist AXA IM, Inc. in meeting its e-mail retention requirements under the Advisers Act.

Employees are required to use the Firm’s e-mail system for all AXA IM, Inc. or AXA Group-related communications. Accordingly, we urge our Employees to use discretion when using the Firm’s e-mail system for business or personal matters, and to be aware that due to the nature of this technology all e-mails could be retained on our system permanently, even those believed to have been deleted. In addition, the e-mail system belongs to AXA IM, Inc. and access is granted solely at the discretion of AXA IM, Inc. In using AXA IM, Inc.’s e-mail system, Employees waive any expectation of, or right to, privacy with regard to such use. Finally, we remind our Employees that any e-mail that constitutes a book or record falling within those identified in Rule 204-2 must be maintained by AXA IM, Inc.

12.2.2	Automatic Permanent E-mail Retention and Archiving

AXA IM, Inc. retains all e-mails automatically for SEC purposes via the use of e-mail archiving software. All e-mails addressed to and sent from Employee accounts are retained. This includes e-mails sent within AXA IM, Inc. from one Employee to another.

Automatic Permanent E-mail Retention and Archiving is a company records management function only in order to maintain the integrity of the database of e-mails to meet regulatory needs. It is not a replacement for each Employee’s file maintenance necessary for executing his or her job function properly.

AXA Investment Managers Inc. – Compliance Manual

12.2.3	Review of E-mails by the Compliance Department

E-mails may be searched, accessed and reviewed by AXA IM, Inc. Compliance at any time and without notice to Employees. It is AXA IM, Inc.’s policy that the permanently archived e-mails will not be viewed casually or without a specific business purpose. These business purposes include, but are not limited to requests by the SEC or another regulator, review of Employees holding a securities license, senior management requirements, business continuity purposes, issues relating to a departing Employee, etc.

AXA Investment Managers Inc. – Compliance Manual

13	PRIVACY AND INFORMATION PROTECTION

13.1	DATA PRIVACY POLICY

AXA IM, Inc. is committed to maintaining the privacy of data obtained in the course of its business activities and complying with applicable laws and regulations regarding the processing of Personal Data (defined below). This Privacy Policy sets out minimum requirements and standards, as well as certain guiding principles that should be taken into account in considering local Data Privacy requirements.

13.1.1	Personal Data

Personal Data means any data relating to an individual (natural person) who is or can be identified either from the data or from the data in conjunction with other information that is in, or is likely to come into, the possession of the Data Controller. Examples of individuals: clients, employees, suppliers.

The definition is deliberately a very broad one. In principle, it covers any information (e.g., name, address, identity card no., salary/compensation, health or personnel records, birth date, financial/bank account information, etc.) that relates to an identifiable individual. There are different ways in which an individual can be considered ‘identifiable’. A person’s full name is an identifier. Other information (e.g., an address, a place of work, a telephone number, physical characteristics, pseudonyms or occupation) combined will usually be sufficient to clearly identify one individual.

Personal Data is each piece of information related to the individual, regardless of the form in which it is expressed and the format of the information holder (e.g., storage media, paper, tape, film, electronic media, etc.).

Protection of Personal Data has to be provided to any individual regardless of nationality and residence, race, age, sex, language, religion, political or other opinion, nationality, social origin and status, property, birth, education, social position or other personal characteristics. The aim is to provide to any individual protection of rights of privacy and other rights and freedoms.

13.1.2	Safeguarding Personal Data and Client Information

AXA IM, Inc. stores its client’s non-public personal information and Personal Data in electronic files contained within its IT systems as well as in “hard copy” files kept on the premises. Access to this information by non-AXA IM, Inc. personnel is protected by the following measures:

•	AXA IM, Inc.’s premises are located in an office which is pass-key secure within a secure building that is closed and locked outside of normal business hours

•	AXA IM, Inc.’s physical office space is secure and accessible only by authorized personnel who have keys and/or electronic access cards.

•	Access to “hard copy” files is restricted to AXA IM, Inc. personnel.

•	Access to IT systems of AXA IM, Inc. is restricted to Employees and consultants that are employed under contract. All Employees are assigned unique system

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AXA Investment Managers Inc. – Compliance Manual